CORMEDIX, INC.

COMMON STOCK EXCHANGE AND STOCKHOLDER AGREEMENT

This Common Stock Exchange and Stockholder Agreement (the “Agreement”) is made and entered into as of October 6, 2009, by and between CorMedix, Inc., a Delaware corporation (the “Company”), and Shiva Biomedical, LLC, a limited liability company organized under the laws of New Jersey (the “Holder”).

Recitals

Whereas, the Company’s Board of Directors has approved and submitted to a vote of the Company’s stockholders the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Restated Certificate”);

Whereas, the Company issued (i) an aggregate of 800,000 shares of Series B Common Stock, par value $0.001 per share, of the Company (the “Series B Common”), (ii) an aggregate of 50,000 shares of Series C Common Stock, par value $0.001 per share, of the Company (the “Series C Common”), (iii) an aggregate of 50,000 shares of Series D Common Stock, par value $0.001 per share, of the Company (the “Series D Common”), (iv) an aggregate of 50,000 shares of Series E Common Stock, par value $0.001 per share, of the Company (the “Series E Common”) and (v) an aggregate of 50,000 shares of Series F Common Stock, par value $0.001 per share, of the Company (the “Series F Common” and, together with the Series B Common, the Series C Common, the Series D Common and the Series E Common, the “Exchanged Securities”) to Holder pursuant to that certain Contribution Agreement dated as of July 28, 2006 (the “Prior Shiva Agreement”);

Whereas, the Company and Holder are entering into an amendment to the Prior Shiva Agreement, dated on or about the date hereof (the “Shiva Amendment”), pursuant to which the Company has authorized the issuance of an aggregate of 773,717 shares (the “New Securities”) of its Series A Common Stock, par value $0.001 per share (the “Series A Common”) in exchange for the Exchanged Securities;

Whereas, Holder desires to exchange the Exchanged Securities for the New Securities; and

Whereas, the Company desires to issue and exchange the New Securities for the Exchanged Securities.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement To Exchange.

1.1 Authorization and Issuance of Securities.  On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized the issuance to Holder of the New Securities.  The New Securities shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

1.2 Exchange of Securities.  Subject to the terms and conditions of this Agreement, effective upon the Closing, Holder hereby surrenders, transfers and assigns the Exchanged Securities to the Company in exchange for the issuance of the New Securities, which New Securities represent no less than seven percent (7%) of the outstanding shares of Series A Common on the date hereof (after giving effect to (i) the surrender of the Exchanged Securities and the issuance of the New Securities, (ii) the assumed conversion of all outstanding securities convertible by their terms into shares of Series A Common on the date hereof and (iii) the assumed exercise of all outstanding securities exercisable by their terms for shares of Series A Common on the date hereof).

2. Closing, Delivery And Payment.

2.1 Closing. The closing of the exchange of the New Securities for the Exchanged Securities under this Agreement (the “Closing”) shall take place at 1:00 p.m. Eastern time on the date the conditions set forth in Section 5 hereof has been satisfied at the offices of the Company, 86 Summit Avenue, Suite 301, Summit, New Jersey, or at such other time or place as the Company and Holder may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2 Delivery.  At the Closing, subject to the terms and conditions hereof, the Company will deliver to Holder a certificate representing the number of shares of Series A Common to be received upon the exchange at the Closing by Holder, against the delivery of the Exchanged Securities, duly endorsed for transfer.

3. Representations of the Company.  The Company hereby represents and warrants to Holder as follows:

3.1 Corporate Existence, Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Shiva Amendment and to carry out the provisions hereof and thereof.  All action on the Company’s part required for the lawful execution and delivery of this Agreement and the Shiva Amendment have been taken.  Upon their execution and delivery, this Agreement and the Shiva Amendment will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.2 Series A Common.  The shares of Series A Common issued and delivered pursuant to this Agreement will be, upon receipt of the shares of Exchanged Securities exchanged therefor, duly authorized, validly issued, fully paid, and non-assessable.

3.3 Order, Action or Proceedings. The Company is not subject to any order and is not bound by any contract or other instrument that may have an adverse effect on the Company’s ability to comply with this Agreement and to deliver the New Securities free of any liens, encumbrances, claims or restrictions other than those described herein and pursuant to applicable securities laws, and there is no legal, administrative, regulatory or governmental proceeding or investigation (a “Proceeding”) pending, and no person or entity has threatened to commence any Proceeding, that may have such effect.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding against the Company or the New Securities.

4. Representations of Holder.  Holder understands that the Series A Common has not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  Holder also understands that the New Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Holder’s representations contained in this Agreement.  Holder hereby represents and warrants to the Company as follows:

4.1 Title. Holder has good and valid title to the Exchanged Securities free of any liens, encumbrances, claims or restrictions.

4.2 Requisite Power and Authority. Holder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Shiva Amendment and to carry out the provisions hereof and thereof.  All action on Holder’s part required for the lawful execution and delivery of this Agreement and the Shiva Amendment have been taken.  Upon their execution and delivery, this Agreement and the Shiva Amendment will be valid and binding obligations of Holder, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.3 Order, Action or Proceedings. Holder is not subject to any order and is not bound by any contract or other instrument that may have an adverse effect on Holder’s ability to comply with this Agreement and to deliver the Exchanged Securities free of any liens, encumbrances, claims or restrictions other than those described herein and pursuant to applicable securities laws, and there is no Proceeding pending, and no person or entity has threatened to commence any Proceeding, that may have such effect.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding against Holder or the Exchanged Securities.

4.4 Holder Bears Economic Risk. Holder has substantial experience in evaluating and investing in private placement transactions or securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  Holder must bear the economic risk of this investment indefinitely unless the New Securities are registered pursuant to the Securities Act, or an exemption from registration, is available.  Holder understands that the Company has no present intention of registering the New Securities or any shares of its capital stock.  Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Holder to transfer all or any portion of the New Securities under the circumstances, in the amounts or at the times that Holder might propose.

4.5 Acquisition for Own Account. Holder is acquiring the New Securities for Holder’s own account for investment only, and not with a view towards their distribution.

4.6 Holder Can Protect Its Interest. Holder represents that by reason of its, or of its management’s business or financial experience, Holder has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

4.7 Company Information. Holder has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company.  Holder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of its investment.

4.8 Rule 144. Holder acknowledges and agrees that the New Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Holder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things; the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during the three-month period not exceeding specified limitations.

4.9 Residence. The office or offices of the Holder in which its investment decision was made is located at the address of the Holder set forth on the signature page hereto.

4.10 Ownership.  Holder does not own or have the right to acquire any other securities of the Company other than (i) the Exchanged Securities being exchanged hereunder and (ii) the New Securities to be issued hereunder.

5. Conditions to Closing.

5.1 Mutual Conditions.  The obligations of each party to this Agreement at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) On the Closing Date, the exchange and issuance of the New Securities shall be legally permitted by all laws to which the Holder and the Company are subject.

(b) The Restated Certificate shall have been filed with the Secretary of the State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

(c) Holder and the Company shall have executed and delivered the Shiva Amendment.

6. Preemptive Rights.

6.1 Subsequent Offerings.  Subject to applicable securities laws, the Holder shall have a preemptive right to purchase its pro rata share of all Equity Securities (as defined in the Shiva Amendment) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Exempted Securities (as defined in the Shiva Amendment).  The Holder’s pro rata share is equal to the ratio of (a) the number of shares of Series A Common then held by Holder (after giving effect to (i) the assumed conversion of all securities then held by Holder that are convertible by their terms into shares of Series A Common Stock on the date of determination and (ii) the assumed exercise of all securities then held by Holder that are exercisable by their terms for shares of Series A Common Stock on the date of determination) to (b) the number of shares of Series A Common Stock then outstanding immediately prior to the issuance of such Equity Securities (after giving effect to (i) the assumed conversion of all then-outstanding securities convertible by their terms into shares of Series A Common Stock on the date of determination and (ii) the assumed exercise of all then-outstanding securities exercisable by their terms for shares of Series A Common Stock on the date of determination).

6.2 Exercise of Rights.  If the Company proposes to issue any Equity Securities, it shall give the Holder written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  The Holder shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to the Holder if such offer or sale would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

6.3 Issuance of Equity Securities to Other Persons.  The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Holder’s rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Holder pursuant to Section 6.2 hereof.  If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 6.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Holder in the manner provided above.

6.4 Sale Without Notice.  In lieu of giving notice to the Holder prior to the issuance of Equity Securities as provided in Section 6.2, the Company may elect to give notice to the Holder within thirty (30) days after the issuance of Equity Securities.  Such notice shall describe the type, price and terms of the Equity Securities. The Holder shall have twenty (20) days from the date of receipt of such notice to elect to purchase up to the number of shares that would, if purchased by the Holder, maintain the Holder’s pro rata share (as set forth in Section 6.1) of the Company’s Equity Securities.  The closing of such sale shall occur within sixty (60) days of the date of notice to the Holder.

6.5 Termination of Preemptive Rights.   The preemptive rights granted to Holder pursuant to this Section 6 shall terminate and be of no further force and effect upon the earlier of (i) the consummation of one or more equity financings following which the Qualifying Financing Amount (as defined in the Shiva Amendment) has been received by the Company, provided that the Holder’s rights under this Section 6 shall apply to the sale of Equity Securities up to and including the Qualifying Financing Amount; (ii) any Sale (as defined in the Restated Certificate), provided that the Holder’s rights under this Section 6 shall apply up to and including such Sale; (iii) any Reverse Merger (as defined in the Shiva Amendment), provided that the Holder’s rights under this Section 6 shall apply up to and including such Reverse Merger; or (iv) the Company’s first firm commitment underwritten public offering of its Series A Common Stock (or similar equity security for which the Series A Common Stock may be exchanged or recapitalized after the date hereof) registered under the Securities Act (the “Initial Offering”).

7. Covenants of the Company.

7.1 Registration Rights.  If the Company shall issue any Equity Securities and grant to the purchasers of such Equity Securities registration rights, the Company shall grant the Holder pari passu registration rights applicable to the New Securities and any other shares of Series A Common Stock then held by Holder, subject to the terms, conditions and restrictions applied to the purchasers receiving such registration rights.

7.2 Liquidation Rights.  If the Company shall issue any Equity Securities having rights senior to the New Securities in respect of the receipt of a distribution or payment upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the Company shall grant the Holder pari passu liquidation rights applicable to the New Securities, subject to the terms, conditions and restrictions applied to the liquidation rights of the purchasers of such Equity Securities.

7.3 Termination of Covenants.  The covenants of the Company contained in this Section 7 shall terminate and be of no further force and effect upon the earlier of (i) the consummation of one or more equity financings following which the Qualifying Financing Amount has been received by the Company; (ii) any Sale; (iii) any Reverse Merger; or (iv) the Company’s Initial Offering.  The Holder shall not assign any of its rights or the covenants contained in this Section 7 without the express prior written consent of the Company, and any attempted assignment of such rights or covenants by the Holder without such consent shall be void and of no effect.

8. Miscellaneous.

8.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and performed entirely in Delaware.

8.2 Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the New Securities from time to time.

8.3 Entire Agreement.  This Agreement, the exhibit hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.4 Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.5 Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Company and Holder.

(b) The obligations of the Company and the rights of Holder under the Agreement may be waived only with the written consent of Holder.

8.6 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company or Holder at the addresses as set forth on the signature page hereof or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

8.7 Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.8 Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.9 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.10 Broker’s Fees.  Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.10 being untrue.

8.11 Exculpation.  Holder acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

8.12 Confidentiality. Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Securities exchanged hereunder.  The provisions of this Section 8.12 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

8.13 Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

8.14 Further Assurances.  The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Common Stock Exchange and Stockholder Agreement as of the date set forth in the first paragraph hereof.

COMPANY: CorMedix, Inc. By: /s/ John Houghton Name: John Houghton Title: Chief Executive Officer Address: 86 Summit Avenue, Suite 301 Summit, NJ 07901 Fax: _________________________
HOLDER:

Shiva Biomedical, LLC

By: /s/ Yashvant Patel
Name: Yashvant Patel
Title: Vice President
Address:  10810 Executive Center Drive
   Danville Building, Suite 100
   Little Rock, AR 22211
Fax:    _________________________

[Common Stock Exchange and Stockholder Agreement Signature Page]